Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) between New Vad, LLC, a Minnesota limited liability company (the “Buyer”), and Nature Vision, Inc., (the “Seller”), is effective as of February 5, 2007 (the “Closing Date”). The Buyer and the Seller also are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

The Seller is engaged in the business of manufacturing, marketing, distributing and selling audio visual equipment referred to as the Vaddio product line (the “Business”). The Seller desires to sell, transfer and otherwise convey, and the Buyer desires to purchase and assume, certain of the assets and certain liabilities of the Seller relating to the Business, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.	Basic Transaction.

1.1          Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey and deliver to the Buyer, all right, title and interest in, to and under the Acquired Assets (as defined below), free and clear of all security interests, liens, claims, charges, restrictions and encumbrances of any nature (collectively, “Security Interests”), in exchange for the Purchase Price (as defined in Section 1.6 below). “Acquired Assets” means all of the following assets related to the Business, other than the Excluded Assets (as defined in Section 1.2 below) and other than the Contingent Assets (as defined in Section 1.3, below):

(a)          all of the tangible personal property, fixed assets and office equipment, wherever located identified on Schedule 1.1(a),

(b)          permits, licenses, contracts, agreements and warranties set forth on Schedule 1.1(b) (collectively, the “Acquired Contracts and Permits”),

(c)          intellectual property, and its associated goodwill, including but not limited to, all patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets, know-how, software or other intellectual property rights set forth on Schedule 1.1(c) (collectively, the “Intellectual Property”),

(d)          customer and client lists, books, records, files, documents, lists and other printed or written materials or copies thereof,

(e)          the current telephone numbers, e-mail addresses, uniform resource locators, domain names and web sites and the listings for each set forth on Schedule 1.1(e),

(f)           all general intangibles, including without limitation, use of the name “Vaddio” and the goodwill in and the going concern value of the Business.

1.2          Excluded Assets. The Buyer will not purchase and the Seller will not sell any of the assets set forth on Schedule 1.2 (collectively, the “Excluded Assets”).

1.3          Contingent Assets. The Buyer will not purchase and the Seller will not sell on the Closing Date Seller’s accounts and notes receivable as of the Closing Date (the “Accounts Receivable”) or Seller’s inventory (the “Inventory”). Notwithstanding the foregoing, the parties have entered into separate agreements, namely the Consignment Agreement with regard to the Inventory, attached hereto and incorporated herein as Exhibit A, and the Collection Agreement, with regard to the Accounts Receivable, attached hereto and incorporated herein as Exhibit B, pursuant to which Buyer becomes obligated to purchase the Inventory and the Accounts Receivable after the Closing Date on the terms and conditions set forth in the Consignment Agreement and the Collection Agreement, respectively. The Accounts Receivable and the Inventory are collectively referred to herein as the “Contingent Assets.”

1.4          Generally No Assumption of Liabilities. Except for the Assumed Liabilities (as defined in Section 1.5 below), the Buyer does not assume and is not liable for any of the Seller’s obligations, claims, indebtedness or liabilities of any kind, whether obsolete or contingent, liquidated or unliquidated, due or not yet due, accrued or not accrued, secured or not secured, or incurred before or after the Closing. The Seller is solely responsible for all of its liabilities, obligations and undertakings other than the Assumed Liabilities.

1.5	Assumption of Liabilities.

(a)          On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Buyer will assume and satisfy (collectively, the “Assumed Liabilities”):

(i)           the obligations of the Seller under those Acquired Contracts specified in Schedule 1.5 either to furnish goods, services and other non-cash benefits to another party (the “Purchase Orders”);

(ii)          to pay for goods, services and other non-cash benefits that another party will furnish to it after the Closing;

(iii)         the obligations of the Seller for the payment of accrued but unused “paid time off” balances with regard to those employees of Seller who will become employees of the Buyer on or about the first business day after the Closing Date(the “Accrued PTO Liability”); and

(iv)         the Seller’s warranty obligations to customers related to the Business.

(b)          The Seller is solely responsible and liable for paying all amounts owing, whether or not yet due, by Seller under any contract (the “Accounts Payable”) and for curing all defaults, claims, liabilities or causes of action against Seller arising prior to the Closing Date, except with regard to the Assumed Liabilities. Seller shall pay the Accounts Payable in the ordinary course of business and in like manner as it did prior to the Closing Date.

(c)          In the event that Seller fails to timely pay any account payable with regard to any vendor of the Business and where such failure may cause the vendor to refuse to provide goods or services to the Buyer after the Closing Date; the Buyer, in its sole discretion, may, but shall not be obligated to, satisfy such delinquent account payable. In such event, the Buyer will promptly give written notice to the Seller with proof of payment and Seller shall remit to Buyer the amount of such payment made by Buyer.

(d)          Although Buyer is assuming the Purchase Orders, Buyer will on or before March 1, 2007 cancel all purchase orders with delivery dates after March 31, 2007 and provide evidence of such cancellations to Seller.

1.6	Purchase Price.

(a)          The total purchase price (the “Purchase Price”) for the Acquired Assets equals the sum of: (A) $710,694.83 cash due at closing (the “Cash Purchase Price”), plus (B) the assumption, as further described in Section 1.7, by Buyer of the Accrued PTO Liability in the amount of $48,376.64, plus (C) 2% of receipts from the gross sales of all products related to the Business sold directly or indirectly by Buyer (the “Receipts”) and collected after March 1, 2007 (“Deferred Payment”) until a total Deferred Payment of $750,000 has been paid.

(b)          At the Closing the Buyer will pay the Cash Purchase Price by wire transfer or delivery of other immediately available funds and, within five (5) business days of the Closing, will deliver to Seller documentation evidencing the satisfaction of the Accrued PTO Liability.

1.7          Deferred Payment. Commencing March 1, 2007 and continuing until the Deferred Payment has been paid in full, the payment obligation shall be calculated on or before the 10th of each month based on the Receipts collected during the prior month. Buyer shall prepare and submit to Seller a statement of collected Receipts and the amount of the Deferred Payment due thereon. Payment shall be due six (6) months from the date of each statement, such that the first Deferred Payment shall be due on or before September 10, 2007. Buyer agrees to act in good faith in the post-closing operations of the Business and not to take actions that would be unfairly prejudicial or detrimental to the Business for the purpose of adversely affecting Seller’s right to receive the Deferred Payment. In the event of a Change in Control of the Business or of the Buyer, as defined in Section 1.8, below, at the closing of such Change in Control the Buyer will pay Seller the difference between the total Deferred Payment of $750,000 less any Deferred Payment amounts paid prior to the Change in Control. Buyer agrees to keep complete and correct books, accounts and records according to Generally Accepted Accounting Principles (GAAP) regulations to facilitate computation of Deferred Payments. Seller or its representatives shall have a full right of accounting including the right to periodically examine Buyer’s books and records, during regular business hours, upon reasonable advance notice for the purpose of verifying the amount of Deferred Payments due. Notwithstanding Seller’s acceptance of periodic payments, Seller shall have until the end of February of each year to make a claim for adjustment by reason of errors or omissions in the payments made during the prior calendar year. If satisfaction of the Deferred Payment occurs before the end of a calendar year, then such claim for adjustment must be made within 60 days of the final payment. If no such claim for adjustment is timely made, such accounting and receipt of any payment made with respect to such accounting shall be deemed final and satisfied in full.

1.8          Change in Control. For purposes of this Agreement, a “Change in Control” of the Buyer shall mean any of the following:

(a)          a merger or consolidation to which the Buyer is a party if, following the effective date of such merger or consolidation, the individuals and entities who were members of the Buyer prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power of the surviving entity following the effective date of such merger or consolidation; or

(b)          the approval by the members of the Buyer of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Buyer or the adoption of any plan or proposal for the liquidation or dissolution of the Buyer; or

(c)          the sale of Buyer of membership interest by the Buyer or its members (in one transaction or a series of related transactions) resulting in individuals and entities who were members prior to such sale having beneficial ownership (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) of less than fifty percent (50%) of the voting power of the Company.

1.9          Closing. The closing of the transactions contemplated by Section 1.1 of this Agreement (the “Closing”) shall be effective for all purposes herein as of 12:01 a.m. central standard time on the Closing Date.

1.10       Allocation of Purchase Price. The Parties agree to allocate the Purchase Price and all other capitalizable costs among the Acquired Assets for all purposes, including financial and tax purposes, in accordance with the allocation schedule attached as Schedule 1.10 to this Agreement.

1.11       Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing:

(a)	Seller will deliver or cause to be delivered to Buyer:

(i)           A duly executed Bill of Sale and Assignment and Assumption Agreement;

(ii)	Possession of all tangible Acquired Assets;

(iii)         All assignments, consents, waivers or approvals of all transferable or assignable Acquired Contracts and Permits, each duly executed and, where necessary or desirable, in recordable form;

(iv)	Consent to Use Name duly executed in recordable form;
(v)	Consignment Agreement;
(vi)	Collection Agreement;
(vii)	Lease Agreement;

(viii)      Director resolutions approving the transactions contemplated hereby;

(ix)	Release of security interests in the Acquired Assets executed by Seller bank;
(x)	Certificates and other documents reasonably requested by Buyer.
(b)	Buyer will deliver or cause to be delivered to Seller:
(i)	The Cash Purchase Price;
(ii)	Resignations and Employment Agreement Releases duly executed by Sheeley and Mingo;
(iii)	Certificates and other documents reasonably requested by Buyer;
(iv)	Consignment Agreement;
(v)	Collection Agreement;
(vi)	Lease Agreement.

2.            Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 2 are correct and complete as of the Closing Date, except as set forth in the attached disclosure schedule accompanying this Agreement (the “Seller’s Disclosure Schedule”). The Seller’s Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 2. For purposes hereof “Knowledge” of Sellers means the actual knowledge of Jeffrey Zernov and Michael Day.

2.1          Organization, Qualification and Power. The Seller is a publicly traded corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Seller has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged. There are no outstanding powers of attorney executed on behalf of the Seller. The Seller has no subsidiaries and does not own, directly or indirectly, any equity interest in any entity.

2.2          Authorization of Transaction. The Seller and the persons or representatives of Seller signing this and ancillary documents on behalf of Seller hereto have full power and authority to execute and deliver this Agreement and the ancillary documents hereto and to perform their obligations hereunder and thereunder. This Agreement and the ancillary documents hereto to which the Seller is a party constitute valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms and conditions.

2.3          Noncontravention; Consents and Approvals. Neither the execution nor the delivery of this Agreement or the ancillary documents hereto to which any the Seller is a party, nor the consummation of the contemplated transactions, will (a) violate any law, order or regulation to which any of the Seller is subject or any provision of the Seller’s organizational documents or bylaws; or (b) to Seller’s Knowledge conflict with, result in a breach of, constitute a default under, result in the acceleration of, adverse modification of, create in any party the right to accelerate, terminate, modify, suspend, revoke or cancel, or require any notice under any permit, agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or is bound, or to which any of the Acquired Assets are subject (or result in the imposition of any Security Interest upon the Acquired Assets). To Seller’s Knowledge, no consent approval, authorization or order of any court, governmental agency or body, or third party is required for the Seller to consummate the transactions contemplated by this Agreement.

2.4          Broker Fees. The Seller has any no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.5          Acquired Assets and Contingent Assets. The Acquired Assets and the Contingent Assets are free and clear of all Security Interests, infringements or licenses of third parties. The Seller has good and marketable title or a valid license to or a valid leasehold interest in the Acquired Assets and the Contingent Assets.

2.6          Legal Compliance; Litigation. The Seller has complied with all applicable laws, has all permits and authorizations necessary for the conduct of the Business as presently conducted, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the knowledge of the Seller, alleged against it. There are no pending or threatened claims, actions, suits, proceedings, hearings or investigations affecting the Acquired Assets or the Contingent Assets. The Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency. There is no agreement or law binding upon the Seller, as opposed to the application of such to those operating in the business industry generally, that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of the Seller with respect to the Business.

2.7          Tax Matters. The Seller has filed all tax returns that it was required to file. All such tax returns were correct and complete in all material respects. The Seller has paid all federal, state, local or foreign taxes owed by the Seller, whether or not disputed. None of the

Acquired Assets have a Security Interest that arose in connection with the failure to pay any tax. The Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party. The Seller has not waived any statute of limitations or agreed to any extension of time with respect to a tax assessment or deficiency. As a result of this Agreement and the transactions contemplated hereby, the Buyer will not become liable for any of the Seller’s federal, state, local or foreign taxes owed, now or after the date hereof.

2.8          Intellectual Property. The Seller owns or has the right to use all Intellectual Property listed on Schedule 1.1(c). Each such item of Intellectual Property will be available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing. To Seller’s Knowledge, the Seller has not interfered with, infringed upon or misappropriated any intellectual property rights of third parties related to the Business.

2.9          Contracts. To the Seller’s Knowledge, the Seller has no permits or contracts, whether written or oral, to which the Seller is a party or by which it is bound relating to the Seller’s business or the Acquired Assets or the Contingent Assets, other than the Acquired Contracts and Permits. To the Seller’s Knowledge, each of the Acquired Contracts and Permits is a valid and binding obligation of the Seller, is currently in full force and effect, no amounts are owing under any of them, are all of the contracts and permits necessary for the operation of the Business as presently conducted and the Seller has not transferred or assigned any of its interest thereunder.

2.10       Employee Benefits. Except with regard to the Accrued PTO Liability, all the accrued obligations of the Seller, whether arising by operation of law, by contract or by past custom, for payments by the Seller to any 401(k) plan or other employee benefit plan, trust or other funds or any governmental agency with respect to unemployment compensation benefits, vacation and sick time pay, social security benefits or any other benefits for employees of the Seller shall have been paid prior to the Closing or, if due after the Closing, shall be paid by the Seller when due under applicable laws, regulations, or provisions of benefit plans or policies as the case may be. Except with regard to the Accrued PTO Liability, in no event shall Buyer assume or become liable for past or future obligations of the Seller to any employee, regardless of whether such employee is employed by Buyer after the Closing Date.

2.11       Guaranties. The Seller is not a guarantor nor is otherwise responsible for any liability or obligation related to the Business (including indebtedness) of any other person or entity.

2.12       Insurance. Seller’s policies of fire, liability and other forms of insurance covering the Seller or any of the Acquired Assets or Contingent Assets are of the type, coverage and in such amounts as are customary of the Seller’s business, and are duly enforceable through the Closing Date.

2.13       Environmental, Health and Safety Matters. Each of the Seller and its predecessors and affiliates has complied and is in compliance with all laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, each as amended and in effect, now or in the future.

3.            Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the Closing Date, except as set forth in the disclosure schedule of the Buyer accompanying this Agreement (the “Buyer’s Disclosure Schedule”). The Buyer’s Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.

3.1          Organization, Qualification and Power. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota.

3.2          Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the ancillary agreements to which the Buyer is a party constitute valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions.

3.3          Noncontravention; Consents and Approvals. Neither the execution and the delivery of this Agreement or the ancillary documents to which the Buyer is a party, nor the consummation of the contemplated transactions will violate any law, order or regulation to which the Buyer is subject or any provision of the Buyer’s articles of organization or bylaws. No consent approval, authorization or order of any court, governmental agency or body, or third party is required for the Buyer to consummate the transactions contemplated by this Agreement.

3.4          Broker Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5          No Knowledge of Certain Conditions. Buyer has no knowledge of any condition or event that would constitute a breach of any representation or warranty made by the Seller in this Agreement. Buyer has no knowledge of any condition or circumstance that would excuse Buyer from its timely performance of its obligations under this Agreement.

3.6          No Representations or Warranties. Buyer acknowledges and agrees that it has fully conducted and is relying exclusively upon its own inspections and investigation in order to satisfy itself as to the condition and suitability of the business, assets, real and personal properties, liabilities, results of operations, condition (financial or otherwise) and prospects of the Acquired Assets and the Business. Further, Buyer acknowledges and agrees that, except as expressly provided in Section 2 of this Agreement, the Seller makes no representations or warranties (express, implied, at common law, statutory or otherwise) with respect to (a) the condition and suitability of the Acquired Assets of the Business, liabilities, results of operations, condition (financial or otherwise) or prospects of the Business. Further Buyer agrees that the assets set forth on Schedule 1.1(a) are being sold “AS IS.”

4.	Post-Closing Covenants.

4.1          Further Assurances. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and its contemplated transactions, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification under Section 5).

4.2          Transition. None of the Seller, the Seller’s directors, employees or agents will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, vendor, supplier or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. Each of the Seller’s directors, employees and agents will refer all customer inquiries relating to the Business to the Buyer from and after the Closing. Buyer will pay to Seller, within ten days of receiving an invoice from Seller, Buyer’s prorata share of expenses related to the Business for the period from January 31, 2007 to the Closing Date. The Seller shall pay to the Buyer on or before the 15th day of the month the amounts specified in Schedule 4.2, representing the pro rated portion of the salaries of the stated personnel for the time such personnel, as employees of the Buyer, will spend providing post-closing accounting and technical services to the Seller in assisting the Seller with closing out its books and records relating to the Business.

4.3          Inventory. The Seller will retain title to the Inventory. However, possession of the inventory shall be transferred to Buyer. Buyer shall hold the inventory in bailment as the consignment sale agent of the Seller. Buyer shall have the sole and exclusive right to purchase the Inventory pursuant to the terms of the Consignment Agreement.

4.4          Accounts Receivable. The Buyer will forward to the Seller all amounts received by Seller with respect to the Accounts Receivable existing prior to the Closing Date in accordance with the Collection Agreement unless and until the Receivables are purchased by Buyer or assigned to Buyer by Seller.

4.5          Confidentiality. Any information concerning the Business that is not already generally available to the public is considered to be confidential information (the “Confidential Information”). The Seller will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement and the transactions contemplated by this Agreement or with the written consent of the Buyer.

4.6          Contract Assignment. To the extent that the assignment of any of Acquired Contracts and Permits or the Accounts Receivable requires the consent of any other party thereto, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or any agreement to assign any such contract, license, lease or commitment if such assignment or agreement to assign will constitute a breach thereof. The Seller shall, prior to the Closing date, use its best efforts to obtain the consent of any such other party to each such contract, license, lease or commitment to its assignment to the Buyer in all cases where such consent is necessary. If any such consent is not obtained, the Seller shall cooperate with the

Buyer in any lawful, reasonable arrangement, designed to provide to the Buyer the benefits under any such contracts, licenses, leases or commitments, including enforcement, for the account and benefit of the Buyer, or any and all rights of the Seller against the other party or parties arising out of the breach or cancellation by any such other party or parties or otherwise.

4.7          Use of Vaddio Name. On or prior to the Closing Date, the Seller will cease use of the Vaddio name and, thereafter, will not use the word “Vaddio” in commerce except when necessary to describe its past operation of the Vaddio line of business.

4.8          Lease Space. Buyer may continue to occupy the space at 4800 Quebec Avenue North, Minneapolis, (the “Premises”) Minnesota pursuant to the terms and conditions of the lease agreement between Buyer and Seller executed in conjunction with this Agreement (the “Lease Agreement”). The Seller shall keep the Premises available to Buyer and shall take no actions or fail to take any action that would have the effect of terminating Buyer’s right of occupancy without first giving prior written notice to Buyer. For so long as the Buyer occupies such office space, the Buyer agrees to abide by and follow the terms and conditions of the Lease Agreement.

5.	Remedies for Breaches of this Agreement.

5.1          Survival of Representations, Warranties and Covenants. All of the representations and warranties of the Buyer and the Seller contained in this Agreement will survive the Closing and continue in full force and effect for 18 months. The covenants set forth in this Agreement will survive indefinitely, unless a shorter period of survival is specifically set forth in this Agreement.

5.2          Indemnification for the Benefit of the Buyer. The Seller shall indemnify, defend and hold harmless the Buyer and its officers, directors, employees, agents and shareholders against and in respect of all liabilities, obligations, judgments, Security Interests, injunctions, charges, orders, decrees, rulings, damages, assessments, taxes, losses, fines, penalties, damages, expenses, fees, costs and amounts paid in settlement (including reasonable legal fees and expenses) arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (collectively, the “Losses”) arising out of (a) the Excluded Liabilities; (b) the Excluded Assets; (c) any material breach or inaccuracy of any representation or warranty by the Seller in this Agreement or any misstatement of a fact or facts herein made by the Seller (d) any breach of the Seller of any duty or obligation owing to its shareholders or any action or inaction by Seller which its shareholders allege to be ultra vires, illegal or otherwise unauthorized; and (e) any breach by the Seller, of, or failure of the Seller to perform, any of its covenants or agreements contained in this Agreement.

In the event of any claim by the Buyer under this Section 5.2, the Buyer will be entitled to exercise all remedies provided by law and/or equity; provided, however, that the Seller will not be obligated to make any payment to the Buyer for any indemnification claim under this Section 5.2 until 20 days after the Buyer provides notice to the Seller of such claim, during which period the Seller will have the right, on behalf of the Buyer, to attempt to reduce or eliminate the amount of the indemnification claim.

5.3          Indemnification of the Seller. The Buyer shall indemnify, defend and hold harmless the Seller and its officers, directors, employees, agents and shareholders against and in respect of all Losses that result from (a) the Assumed Liabilities; (b) any breach or inaccuracy of any representation or warranty by the Buyer in this Agreement or any misstatement of a fact or facts herein made by the Buyer or (c) any breach by the Buyer of, or failure of the Buyer to perform, any of its covenants or agreements contained in this Agreement.

In the event of any claim by the Seller under this Section 5.3, the Seller will be entitled to exercise all remedies provided by law and/or equity; provided, however, that the Buyer will not be obligated to make any payment to the Seller for any indemnification claim under this Section 5.3 until 20 days after the Seller provides notice to the Buyer of such claim, during which period the Buyer will have the right, on behalf of the Seller, to attempt to reduce or eliminate the amount of the indemnification claim.

5.4	Matters Involving Third Parties.

(a)          If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 5, then the Indemnified Party will promptly notify each Indemnifying Party in writing. Delay on the part of the Indemnified Party in notifying any Indemnifying Party will not relieve the Indemnifying Party from their obligation unless (and then solely to the extent) the Indemnifying Party is prejudiced.

(b)          Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)          So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.4(b) of this Agreement, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d)          If any of the conditions in Section 5.4(b) of this Agreement is not or is no longer satisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.

5.5          Limitation on Indemnification. Notwithstanding the terms herein, the maximum amount required to be paid by the Seller in the aggregate for Buyer Losses shall not exceed $750,000.00 and the maximum amount required to be paid by the Buyer for Seller Losses shall not exceed $750,000.00. Buyer shall take commercially reasonable actions to mitigate any Buyer Damages subject to the indemnification pursuant to Section 5. No claim can be made with respect to any mater of which Buyer had knowledge on or before the date of execution of this Agreement. The Seller is in no way liable for any Buyer Losses relating to the inability to obtain consents to the transfer of any Acquired Contracts and Permits.

5.6          Adjustment to Purchase Price. All indemnification payments under this Section 5 will be deemed adjustments to the Purchase Price.

5.7          No Right of Offset. The Buyer has no right to offset any claim under this Section  5 against any payments it owes to the Seller.

5.8          Notice of Default, Right to Cure. Any breaching Party shall have thirty (30) days from the date of receipt of a written notification to cure specifying the obligations allegedly in default before the aggrieved party may pursue an action in equity or in law in remedy of such default with regard to a default on a non-monetary obligation. The cure period for a default on a monetary obligation shall be five (5) days.

5.9          Exclusive Remedies. Remedies provided in this Section 5 are the sole and exclusive remedies against another party for matters related to this Agreement.

6.	Employee Matters.

6.1          Termination. Effective as of the time immediately prior to the Closing, the Seller will terminate the employment of the employees listed on Schedule 6.1 hereto and Sheeley and Mingo shall submit their resignations (cumulatively the “Employees”). However notwithstanding anything in their respective employment agreements to the contrary, the resignations of Sheeley and Mingo shall not relieve Seller of the compensation obligations under their employment agreements to pay the 2006 Bonus Payment and 2006 Performance Bonus (as

those terms are defined in their employment agreements) and their salary obligations through February 4, 2007.

6.2          Rehire. Effective as of the Closing, the Buyer may, but is not obligated to, make offers of employment to the Employees with such terms and conditions as the Buyer in its sole discretion will determine. Nothing contained in this Agreement, however, will constitute an agreement or guaranty that any of the Employees will be entitled to remain in the employment of the Buyer for a specified period of time.

6.3          Health Coverage. The Seller will be responsible for providing its employees, including without limitation, the Employees, who become subject to a “qualifying event” (as defined in Section 4980B of the Code) prior to the Closing Date the election of group health continuation coverage required by Section 4980B of the Code, under the terms of the health plans maintained by the Seller.

6.4          Accrued Time Banks. Except with regard to the Accrued PTO Liability, the Seller will be responsible for any accrued and unpaid vacation, sick time, personal holidays, flexible time off, paid time off or other similar benefits of any of the Seller’s employees, including without limitation, the Employees, through the Closing Date. Prior to the Closing, the Seller will pay any amounts owing for those benefits through the Closing, or, if due after the Closing, shall be paid by the Seller when due under applicable laws, regulations, or provisions of benefit plans or policies as the case may be. Except to the extent of the Accrued PTO Liabilities, the Buyer will not recognize any earned, but unused, vacation, sick time and personal holidays of the Employees with the Seller.

6.5          Workers’ Compensation. The Seller will remain responsible for all workers’ compensation claims made by any of the Seller’s employees, including without limitation, the Employees, based on occurrences through and including the Closing Date. The Buyer will be responsible for all workers’ compensation claims made by any of the Employees based on occurrences after the Closing Date while employed by the Buyer.

6.6          Other Employment-Related Liabilities. Except as explicitly set forth in this Section 6, the Seller will be liable for all employment-related liabilities with respect to the Seller’s employees, including without limitation, the Employees, through the Closing, including any obligation or commitment by the Seller to pay severance to any of the Seller’s employees. The Buyer will be liable only for all employment-related liabilities of the Employees hired by the Buyer arising after the Closing. The Buyer will not assume or be bound by any previous or existing employment agreement or arrangement or termination, severance or change of control agreement between the Seller and any of the Employees.

6.7          No Transfer of the Seller’s Plan Assets or Liabilities. All of the Seller’s pension, profit sharing and employee benefit plans and assets retained for the funding of benefits through such plans, and any corresponding liabilities, are specifically excluded from Acquired Assets and Assumed Liabilities. The Seller will remain liable, and the Buyer will not assume or otherwise have any liabilities, under any of the Seller’s employee benefit plans.

6.8          Limitation on Enforcement. This Section 6 is an agreement solely between the Seller and the Buyer. Nothing in this Section 6, whether express or implied, confers upon any employee of the Buyer or the Seller, including without limitation, the Employees, or any other person, any rights or remedies, including (a) any right to employment or recall, or (b) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Section 6.

7.	Miscellaneous.

7.1          No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

7.2          Entire Agreement. This Agreement and any documents, certificates or other instruments delivered pursuant to this Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

7.3          Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties, provided however, that the Buyer may assign its rights and obligations under this Agreement to any affiliate of the Buyer without the prior written consent of the Seller, which assignment shall not release the Buyer from its obligations hereunder.

7.4          Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

7.5

Notices. Any notice, offer, request, demand, claim or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below:

If to Seller:

Nature Vision, Inc.

PO Box 641

Brainerd, MN 56401

Attn: Michael Day, Chief Financial Officer

Fax:	218-825-0721

with a copy, which does not constitute notice to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: J.C. Anderson, Esq.

Fax:	(612) 632-4444

If to the Buyer:

New Vad, LLC

4800 Quebec Avenue North

Minneapolis, MN 55428

Attn: Rob Sheeley

E-Mail:    rsheeley@vaddio.com

Fax: (763) 537-2852

with a copy, which does not constitute notice to:

James P. Michels, Esq.

Rice, Michels & Walther, LLP

10 Second Street NE, Suite 206

Minneapolis, MN 55413

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

7.6          Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined there. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

7.7          Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement.

7.8          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.9          Expenses. Except as set forth in Section 5 of this Agreement, the Buyer and the Seller will each bear their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and these transactions.

7.10       Press Releases and Public Announcements. Except as required by applicable law or any applicable stock exchange rules, no Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party.

7.11       Tax Matters. The Seller is responsible for and will pay all federal, state and local taxes relating to the transactions contemplated by this Agreement, including without limitation, any income, payroll, employment, excise, real property, personal property, sales use or transfer tax, except those taxes based on Buyer’s net income.

THE REMAINDER OF THIS PAGE IS BLANK. SIGNATURE PAGE FOLLOWS.

The Parties have executed this Agreement as of the date first above written.

BUYER: NEW VAD, LLC

By	/s/ Robin Sheeley
Its	President

SELLER: NATURE VISION, INC

By	/s/ Michael R. Day
Its	Chief Financial Officer